City of Buenos Aires, April 6th , 2026 Messrs. Comisión Nacional de Valores (CNV) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) Messrs. A3 Mercados S.A. Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event Dear Sirs, We are writing in order to comply with article 2, Section II, Chapter I, Title XII of the CNV Rules (2013 revised version) and in order to expand upon the information previously disclosed on May 2, 2024; July 16 and 24, 2024; September 16 and 18, 2024; November 19, 2024; December 3, 2024; July 24, 2025; October 6, 2025; and December 10, 2025, regarding the Judicial Reorganization Plan (the “Plan”) of our controlling shareholder, the court approval of which was informed through a relevant event dated December 10, 2025. In this regard, it is hereby informed that, on the date hereof and in accordance with the provisions of the Plan, an extraordinary shareholders’ meeting of our indirect controlling shareholder, Intercement Participações (“ICP”), was held, at which, among other matters, the following resolutions were approved: (i) a capital increase in the amount of R$ 2.816.275.313,89 and the consequent issuance of 1.286.045.664 new shares, which were subscribed by certain creditors of ICP who elected to receive shares as a form of payment (among other alternatives); (ii) the waiver of the preemptive subscription rights by Mover Participações S.A. (“Mover”), which was the ultimate controlling shareholder of ICP; (iii) the cancellation of all shares of ICP held by Mover; and (iv) the appointment of a new board of directors of ICP. As a result of the foregoing resolutions, the shareholding structure of ICP was modified, incorporating as shareholders those creditors who subscribed the newly issued shares in connection with the aforementioned capital increase, among which the following stand out: Shareholder Ownership Interest Latcem LLC 38,7% Redwood (1) 26,7% Moneda (2) 24,0% Cigna Health and Life Insurance Company 4,9% Others 5,7% (1) Through DD3 Indigo Vale, LLC (9,3%) and RMF Indigo Vale, LLC (17,5%) (2) Through Moneda LatAm High Yield Credit Fund PLC (18,061%); Moneda Luxembourg Sicav-Latam Corporate Credit Fund (0,0171%); Moneda Latin American Corporate Debt (4,818%) and Moneda Renta CLP Fondo de Inversión (0,927%)

It should be noted that the Company’s direct controlling shareholder continues to be InterCement Trading e Inversiones Argentina, S.L., with a 52.14% ownership of the voting shares, which remains unchanged. Additionally, we have been informed that there are no agreements among the aforementioned shareholders of ICP regarding the corporate governance of ICP or any of its subsidiaries, whether direct or indirect, including the Company. Sincerely, ___________________ Marcos Isabelino Gradin Investor Relations Officer